WRITTEN CONSENT OF THE
DIRECTORS OF
VISION GLOBAL SOLUTIONS INC.

THE UNDERSIGNED, being the sole director of **Vision Global Solutions Inc.,** a Nevada corporation (the "Corporation"), pursuant to Section 78.315, Nevada Revised Statutes, does hereby adopt the resolutions set forth below and upon execution of this consent (the "Consent"), the resolutions set forth below shall be deemed to have been adopted to the same extent and to have the same force and effect as those adopted in a formal meeting of the Corporation's Board of Directors, duly called and held for the purpose of acting upon proposals to adopt such resolutions:

WHEREAS, the Board of Directors (the "Board") believes it is in the best interests of the shareholders to divest itself of all liabilities (and related assets which is less then the outstanding liabilities);

WHEREAS, the Board believes it is in the best interests of the shareholders to authorize the termination of the agreement and plan of merger and reorganization with Vesmark Inc., a Pennsylvania corporation ("Vesmark") and the undersigned shareholders of Vesmark;

THEREFORE BE IT RESOLVED, that the Corporation approve the divesture of all liabilities (and related assets which is less then the outstanding liabilities) to Jean-Paul Ouellette, memorialized by the attached assignment and assumption agreement; and

FURTHER RESOLVED, the Board authorizes the transfer of all outstanding shares of common stock (and other issued and outstanding securities) of Vision Ontario, Inc., and its holdings which includes the outstanding securities of A.R.T.I. Vision Inc., a private (Canadian) federal corporation ("A.R.T.I. Vision"), and Vision/R4 Corporation, a private (Canadian) federal corporation ("Vision R/4") to Jean-Paul Ouellette;

FURTHER RESOLVED, that the Corporation approves the form of agreement to terminate the plan of merger and reorganization with Vesmark Inc., a Pennsylvania corporation ("Vesmark") and the undersigned shareholders of Vesmark, memorialized by the attached form of agreement to terminate the plan of merger and reorganization with Vesmark Inc., a Pennsylvania corporation ("Vesmark") and the undersigned shareholders of Vesmark; and

FURTHER RESOLVED, that the Board has determined that since the liabilities of the Corporation exceed the assets, the above transactions are fair to the shareholders of the Corporation; and

FURTHER RESOLVED, that any and all actions heretofore reasonably taken by or on behalf of the Corporation in the conduct of its business prior to the date hereof are approved, ratified and confirmed in all respects as being the acts and deeds of the Corporation, including any and all actions heretofore made for or on behalf or in the name of the Corporation by any of the Corporation's officers and directors.

IN WITNESS WHEREOF, the undersigned being the sole director of the Corporation, has executed this Written Consent effective as of the 12 day of NOV, 2006.

DIRECTOR:

____

Jean-Paul Ouellette